ProUroCare Appoints Life Science Veteran as Interim Chief Operating Officer

MINNEAPOLIS (December 13, 2012) – ProUroCare Medical Inc. (OCTQB: PUMD), developer of the FDA-approved ProUroScan™ prostate imaging system, announced that life sciences veteran Doris Engibous has entered into a contract to act as its interim Chief Operating Officer. Ms. Engibous’ primary assignment during this interim period is to direct activities leading to a 510(k) submission for a reusable probe for the ProUroScan system, the placements of systems at key opinion leader sites, and the production of systems in advance of market launch. Chairman of the Board, Dr. Michael Chambers, commented, “We are delighted to have someone with Doris’ track record of focus on product development and market adoption with financial and operational experience in both emerging and established businesses.”

ProUroCare Board member Larry Getlin added, “I have known Doris for many years. Not only is she a fabulous addition to the company's bench strength as we move towards commercialization, but she has considerable experience in navigating partnership opportunities with both corporate and institutional players.” Rick Carlson, ProUroCare’s President and CEO, explained, “As we execute beyond initial FDA approval, the work to prepare for commercialization has increased dramatically. Doris can hit the ground running and is a great fit with our team.”

Ms. Engibous commented, “I am excited about my new responsibilities. My mission is clear. We have identified our short term critical milestones towards commercialization and my job is to ensure that we accomplish all tasks necessary to meet every one of them.” Ms. Engibous is past President and CEO of Hemosphere, Inc., former President of Nellcor (a business of Tyco Healthcare, now Covidien) and serves on the board of Natus Medical (NASDAQ: BABY).

About ProUroCare Medical Inc.

ProUroCare Medical Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products. The company’s ProUroScan system, an elasticity imaging technology used to document abnormalities of the prostate previously detected by a digital rectal examination, received commercial clearance from the FDA in April 2012. Based in Minneapolis, the company’s stock trades on the OTCQB market (www.otcmarkets.com).

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This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the impact and timing of actions taken by the FDA and other regulatory agencies with respect to ProUroCare’s products and business; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.

Contact:

Rick Carlson

Chief Executive Officer

(952) 476-9093

rcarlson@prourocare.com